Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

TELETOUCH COMMUNICATIONS, INC.

as Buyer

and

DCAE, INC.

(d/b/a Delta Communications and Electronics)

as Seller

and

Wayne Lott

as Shareholder

January 29, 2004

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

2.1(a)	450 MHz Equipment
2.1(b)	Paging Equipment
2.1(c)	Inventory
2.1(f)	Leases
2.1(j)	Permits
2.1(k)	Customer List
2.1(n)	Telephone Numbers
2.1(r)	Prepaid Items
2.1(t)	Accounts Receivable
2.1(u)	Intellectual Property
2.1(v)	Vehicles
2.1(x)	Reseller and Intercarrier Agreements
2.1(y)	Additional Assets
2.3(b)	Accounts Payable
2.3(c)	Customer Deposits and Prepaid Items
2.4(g)	Violations of Assigned Contracts
5.3	Consents and Violations
5.6	Warranty Claims
5.7	Title and Condition of Assets
5.9	Contracts and Commitments
5.10	Expired or Lapsed Permits
5.11	Litigation
5.17	Environmental
5.21	Government Contracts
5.22	Undisclosed Liabilities
5.23	Restrictions on Business Activities

EXHIBITS

Exhibit A	Noncompetition and Nonsolicitation Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Provisional Lease Agreement
Exhibit D	Provisional Management Agreement
Exhibit E	Provisional Reseller Agreement

vi

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of January 29, 2004, is by and among Teletouch Communications, Inc., a Delaware corporation (“Buyer”), DCAE, Inc., a Texas corporation, d/b/a Delta Communications and Electronics (“Seller”), and Wayne Lott, a resident of the State of Texas (“Shareholder”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of (a) operating a 450 MHz telecommunications system and marketing and selling 450 MHz and 800 MHz two-way radios and related equipment, supplies and accessories, (b) marketing and selling paging equipment and services and (c) marketing and selling Kenwood and Motorola equipment and supplies as an authorized dealer of Kenwood and Motorola (collectively, the “Business”); and

WHEREAS, Shareholder is the sole shareholder of Seller; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of the assets of Seller associated with the Business, all upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“AAA”: as defined in Section 14.3.

“Accounts Receivable”: all notes and accounts receivable of Seller attributable to the Business.

“Accounts Payable”: the payables of Seller to trade accounts and other creditors incurred in the ordinary course of the Business.

“Act”: the Communications Act of 1934, as amended.

“Adjustment Amount”: as defined in Section 3.3.

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

“Agreement”: this Asset Purchase Agreement, as amended from time to time as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

“Antenna Structure Registration”: Registration issued by the Commission with respect to certain antenna structures in accordance with Part 17 of the Rules and Regulations.

“Assets”: as defined in Section 2.1.

“Assigned Contracts”: as defined in Section 2.3.

“Assumed Obligations”: as defined in Section 2.3.

“Binion”: refers to Glen Binion.

“Binion Purchase Agreement”: the Asset Purchase Agreement to be entered into on the Closing Date between Buyer and Binion.

“Books and Records”: all books, records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the Assets, except that the Books and Records shall not include personnel records and files or any books, records, files and other data of Seller which relate exclusively to (i) organizational or governance proceedings of Seller, (ii) the Excluded Assets, or (iii) excluded obligations or liabilities in Section 2.4 below.

“Business”: as defined in the Recitals to this Agreement; provided, however, that such term shall in no event refer to (i) Seller’s wholesale radio business with customers outside of a 100 mile radius of the main post office in Dallas, Texas or (ii) Seller’s existing operations as a Nextel dealer.

“Business Day”: any day excluding Saturday, Sunday and any day on which banks in Houston, Texas are authorized or required by law or other governmental action to close.

“Buyer”: as defined in the preamble of this Agreement.

“Buyer Indemnitees”: as defined in Section 13.2.

“Cash Holdback”: as defined in Section 3.1.

“Cash Payment”: as defined in Section 3.1.

“Claim”: as defined in Section 13.3.

“Closing”: as defined in Section 11.1.

“Closing Date”: as defined in Section 11.1.

“CMRS”: as defined in Section 11.4.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Commission”: the Federal Communications Commission.

“Communications Sites”: All properties on which Seller leases or licenses tower, ground, rooftop or other space for the operation of 450 MHz transmission equipment.

“Confidentiality Agreement”: as defined in Section 14.13.

“Contract”: any written or oral contract, agreement or instrument relating to the Business to which Seller is a party or is otherwise bound, including, without limitation, supply contracts, customer agreements and accounts, any mortgages, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which Seller is a party or by which any of its assets may be bound, but excluding Leases.

“Damages”: as defined in Section 13.1.

“Dispute”: as defined in Section 14.3.

“Encumbrances”: liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, Leases, Permits, security agreements, or any other encumbrances and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

“Environmental Claim”: any and all administrative, regulatory, judicial or other actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, “Environmental Claims”), including without limitation (i) any and all Environmental Claims by Governmental Authorities for enforcement, penalties, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Environmental Claims by any third party seeking damages, enforcement, penalties, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law”: any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the National Environmental Policy Act of 1969 (NEPA), 42 U.S.C. §4321 et. seq.; Procedures Implementing NEPA, 47 C.F.R. §1.1307 et. seq.; Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. § 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and relevant state and local laws.

“Excluded Assets”: as defined in Section 2.2.

“Excluded Liabilities”: as defined in Section 2.4.

“FCC Approvals”: as defined in Section 11.4.

“GAAP”: generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).

“Governmental Authority”: means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department, or other instrumentality of any such government, or (b) any person having the authority under any applicable government requirements to assess and collect taxes for its own account.

“Hazardous Materials”: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “regulated substances” or words of similar import under any applicable Environmental Law.

“Intellectual Property”: domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs and software, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of the Business and the ownership of the Assets, including all of Seller’s rights to any such property which is owned by and licensed from others and any goodwill associated with any of the foregoing.

“Leases”: any and all written and oral contracts, agreements, and commitments regarding the lease of real or personal property to which Seller is a party or is otherwise bound that relate to or are used in the operation of the Business, including, but not limited to, leases of towers and transmitter sites.

“Material Adverse Effect”: a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the applicable party.

“Noncompetition and Nonsolicitation Agreement”: the agreement relating to Shareholder’s noncompetition with Buyer in the form of Exhibit “A” attached hereto.

“Pending Applications”: any applications related to the Business filed with, but not granted by, the Commission on behalf of Seller prior to the Closing Date.

“Permitted Encumbrances”: (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances created by Buyer, and (iv) Encumbrances, if any, relating to the Assumed Obligations.

“Permits”: as defined in Section 2.1(j).

“Person”: any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or other department or agency thereof or other entity.

“PMRS”: as defined in Section 11.4.

“Pre-Closing Period”: as defined in Section 5.12(a).

“Price Allocation”: as defined in Section 3.2.

“Provisional Lease Agreement”: as defined in Section 9.5.

“Provisional Management Agreement”: as defined in Section 9.5.

“Provisional Reseller Agreement”: as defined in Section 9.5.

“Purchase Price”: as defined in Section 3.1.

“Registration Rights Agreement”: as defined in Section 4.2.

“Regulated Permits”: as defined in Section 11.4.

“Releases”: as defined in Section 5.17.

“Reseller Agreements”: as defined in Section 2.1(x).

“Returns”: as defined in Section 5.12(a).

“Rules and Regulations”: as defined in Section 5.10(b).

“Schedules”: The schedules of Seller, Buyer or both as appropriate in the context and as referenced throughout this Agreement.

“Seller”: as defined in the preamble of this Agreement.

“Seller Indemnitees”: as defined in Section 13.1.

“Shareholder”: as defined in the preamble of this Agreement.

“Shareholder Noncompetition Payment”: as defined in Section 3.1.

“Stores”: the Seller’s leased store and warehouse facilities located in Fort Worth, Texas and in Garland, Texas.

“Subsequent Permits”: any Permits related to the Business acquired by or granted to Seller after the date of this Agreement but prior to the Closing Date.

“Tax”: any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any Governmental Authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

“TLL Shares”: as defined in Section 3.1.

“True-up Amount”: as defined in Section 3.3.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

(d) Reference to the “best knowledge” of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence as to the facts and circumstances addressed.

(e) All references made herein to schedules and exhibits refer to the schedules and exhibits attached hereto, which are incorporated into and made a part of this Agreement by reference.

ARTICLE II

THE TRANSACTION

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, all of Seller’s rights, title and interest in and to the following assets (the “Assets”) free and clear of all Encumbrances except Permitted Encumbrances, to Buyer on the Closing Date (except with respect to certain Permits which shall be conveyed in accordance with Section 11.4) against the receipt by Seller of the Purchase Price:

(a) 450 MHz Equipment. all of Seller’s UHF LTR trunked 450 MHz repeaters, combiners, testing equipment, antennas, dishes, generators, shelters, buildings, cables and other equipment associated with or servicing such communications equipment, including the equipment listed on Schedule 2.1(a);

(b) Paging Equipment. all of Seller’s paging equipment, including but not limited to the paging equipment listed on Schedule 2.1(b);

(c) Inventory. all pagers, radios, antennas, accessories and other merchandise, supplies, stock in trade and other such assets of Seller held for sale or lease in the ordinary course of the Business or to be furnished under contracts of service or held as work in process or to be used or consumed in the Business, including but not limited to the inventory described on Schedule 2.1(c);

(d) Spare Parts and Supplies. All of Seller’s spare parts, supplies, specialty tools and other items and equipment used or useful in the operation of the Business;

(e) Intentionally Deleted.

(f) Leases. all of Seller’s rights, title and interest under the real property leases, licenses and subleases listed on Schedule 2.1(f), including Seller’s rights to occupy the portion of the Store located in Garland, Texas that has historically been dedicated to the Business;

(g) Fixtures. all shelving, desks, displays and display cases, lighting, built-in furniture and other fixtures owned by Seller, located at the Stores and used or useful in connection with the Business;

(h) Furniture. all furniture, movable or immovable, located at the Stores and used or useful in connection with the Business;

(i) Store Equipment. all cash registers, computers and other equipment located at the Stores and used or useful in connection with the Business, except as otherwise specifically provided in Schedule 2.1(f);

(j) Permits. all licenses, permits, franchises, consents, approvals and authorities granted to Seller by any Person and applicable to the Business, including, but not limited to, all licenses and permits issued by the Commission and the Federal Aviation Administration, including all Subsequent Permits and Pending Applications (collectively, the “Permits”), all of such Permits, together with associated frequencies (if applicable) are listed on Schedule 2.1(j);

(k) Customer Lists and Code Book. Seller’s current customer lists with respect to the Business, such list of customers being attached hereto as Schedule 2.1(k), and all contact information associated with the customers on such lists, including the Seller’s code books identifying the radio codes of Seller’s customers;

(l) Customer Contracts. all of Seller’s rights, title and interest in and to the customer contracts with respect to the Business (the “Customer Contracts”);

(m) Dealerships. Seller’s Kenwood, Motorola and Vertex dealership businesses, including all of Seller’s rights under the Kenwood, Motorola and Vertex dealership agreements, to the extent such agreements are assignable by Seller to Buyer;

(n) Telephone Numbers. the telephone numbers listed on Schedule 2.1(n) attached hereto and made a part hereof;

(o) Books and Records. all Books and Records;

(p) Goodwill. all goodwill and going concern value of the Business;

(q) Claims and Defenses. any rights of Seller pertaining to any counterclaims, set-offs or defenses Seller may have with respect to any Assumed Obligations;

(r) Prepaid Items. all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items of Seller related to the Business or the Assets, including but not limited to those set forth on Schedule 2.1(r);

(s) Indemnities and Insurance. third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby relating to any of the other Assets;

(t) Accounts Receivable. all Accounts Receivable of the Business incurred in the ordinary course of the Business through the Closing Date, which Accounts receivable as of the date hereof, including the aging of such, are detailed on Schedule 2.1(t) as of the date hereof;

(u) Intellectual Property. all Intellectual Property listed on Schedule 2.1(u);

(v) Vehicles. the vehicles listed on Schedule 2.1(v); and

(w) Trade Names. the names “Delta Communications and Electronics,” “Delta Communications,” any derivatives thereof and any other names used by Seller in connection with the Business, but specifically excluding Seller’s corporate name of “DCAE, Inc.” and the names “Delta Wireless” and “Delta Wireless Solutions”;

(x) Reseller and Inter-carrier Agreements. the reseller and inter-carrier agreements listed on Schedule 2.1(x) (collectively, the “Reseller Agreements”); and

(y) Additional Assets. any additional assets from time to time acquired for the Business by Seller in the ordinary course of business prior to Closing Date, including those assets identified on Schedule 2.1(y), except for such property as may be used, sold, consumed or disposed of by Seller in the ordinary course of business prior to the Closing Date and in compliance with the terms and conditions of this Agreement.

2.2 Excluded Assets. The Assets shall not include any of the following (the “Excluded Assets”):

(a) all cash on hand or on deposit and arising out of the operation of the Business prior to the Closing Date;

(b) any assets (including inventory, receivables, payables and Seller’s corporate name “DCAE, Inc.” and the names “Delta Wireless” and “Delta Wireless Solutions”) related exclusively to the Seller’s business as a Nextel dealer;

(c) causes of action and third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby other than those relating to the Assets;

(d) tax refunds related to the Business or the Assets received or receivable by Seller relating to taxes paid by Seller for all periods prior to Closing Date;

(e) Seller’s lease with respect to the Store located in Ft. Worth, Texas;

(f) Seller’s leases and contracts for telephone systems at the Store located in Ft. Worth, Texas;

(g) minute books and governance documents of Seller; and

(h) all rights of Seller to any payments from Susan M. Estrada under Ms. Estrada’s existing indebtedness to the company.

2.3 Assumption of Obligations. Upon the sale of the Assets by Seller, Buyer shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, from and after the Closing Date all of Seller’s obligations with respect to the following (collectively, the “Assumed Obligations”):

(a) the Permits, Customer Contracts, Reseller Agreements and Leases properly transferred and assigned to Buyer hereunder in conformity with the provisions of such Permits, Customer Contracts and Leases (collectively, the “Assigned Contracts”);

(b) the Accounts Payable of the Business incurred in the ordinary course of the Business through the Closing Date, which Accounts Payable as of the date hereof are listed on Schedule 2.3(b) attached hereto and made a part hereof; and

(c) the customer deposits and prepaid amounts existing on the Closing Date to the extent such deposits were made pursuant to and remain outstanding under the Assigned Contracts, which deposits and amounts as of the date hereof are set forth on Schedule 2.3(c).

The assumption by Buyer of the Assumed Obligations shall not enlarge any rights or remedies of any third parties under any contracts, agreements, instruments or arrangements of any kind with Seller. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Obligations.

2.4 Excluded Obligations and Liabilities. It is expressly understood and agreed that, except as specifically provided in Section 2.3, Buyer shall not be obligated to pay, perform or discharge any debt, obligation, cost, expense or liability of Seller, whether absolute or contingent, known or unknown (“Excluded Liabilities”), including, but not limited to debts, obligations, costs, expenses and liabilities:

(a) related to any of the Excluded Assets or to any employees of Seller, including all severance, retirement, medical and other benefits payable to employees or former employees of the Business or of Seller or to their dependents or beneficiaries;

(b) for any Taxes owed by Seller, including without limitation, any foreign, federal, state or local Tax (i) based on income or revenues of Seller, or any state franchise tax or sales or use taxes of Seller, (ii) based on wages earned by employees of Seller (as that term is defined under Section 3121 of the Code), or (iii) based on the transfer of motor vehicles by reason of the existence or operations of Seller prior to the Closing Date;

(c) for any losses, costs, damages, judgments, penalties, expenses, fines, debts, liabilities and obligations of any nature whatsoever based upon or arising (i) from any agreement, commitment, undertaking, law, rule, regulation, order or other obligations, or (ii) out of any claims or actions against Seller or Buyer, in either case arising out of events, facts, circumstances or conditions existing on or occurring prior to the Closing Date, whether or not filed or known to Seller prior to the Closing Date, unless such claims arise from Buyer’s failure to perform an Assumed Obligation;

(d) for any of the liabilities or expenses of Seller incurred in the negotiation of and carrying out of its obligations under this Agreement;

(e) for liabilities and obligations of Seller to Buyer created by this Agreement;

(f) for any product liability resulting from any product sold by Seller prior to the Closing Date or any tort liability of Seller arising out of the Assets or the Business not expressly assumed by Buyer hereunder;

(g) for any pre-Closing Date breach or violation of any of the Assigned Contracts unless such breach or violation is specifically disclosed on Schedule 2.4(g) and assumed by Buyer;

(h) for any claims, costs, expenses or other liabilities related to (i) Seller’s sales tax audit by the State of Texas or (b) the personal injury lawsuit filed against Seller by Ms. Betty Funk; and

(i) for any regulatory user fees attributable to the Assets or the Business for the period prior to the Closing Date and payable to the Commission.

Seller agrees to satisfy and discharge all the liabilities of Seller relating to the Business and which are not assumed by Buyer pursuant to the terms of this Agreement, whether known at the Closing or thereafter determined, and, pursuant to Section 14.2 below, Seller agrees to indemnify and hold Buyer harmless with respect thereto.

2.5 Nonassignable Contracts and Leases. If any Permits, Assigned Contracts or Leases are not by their respective terms assignable, Seller agrees to use its reasonable best efforts promptly to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Buyer the benefit thereof. Buyer shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, Seller and Buyer will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Permits, Assigned Contracts or Leases to effectively (i) grant Buyer the economic benefits of, and (ii) impose upon Buyer the economic burdens of, such Permits, Assigned Contracts and Leases. Specifically, Seller and Buyer acknowledge that Seller’s Motorola dealership agreement is not assignable, and Seller agrees to cooperate with Buyer to obtain, effective on the Closing Date, a cancellation of Seller’s Motorola dealership agreement and the execution by Motorola of a substantially identical dealership agreement directly with Buyer.

2.6 Telephone Rental Agreements. The Parties hereby agree to exercise their respective best commercial efforts to effect the termination of the Seller’s rental agreements with respect to the Seller’s telephone systems at the Stores. In the event that the Parties are unable to effect such terminations within sixty (60) days following the Closing Date, Seller shall remain obligated under the telephone rental agreement with respect to the Store in Fort Worth, Texas and Buyer shall assume and become obligated under the telephone rental agreement with respect to the Store in Garland, Texas.

ARTICLE III

PAYMENT OF PURCHASE PRICE

3.1 Amount; Delivery. In addition to Buyer’s assumption of the Assumed Obligations, Buyer shall pay to Seller the consideration as follows (the “Purchase Price”), subject to adjustment as provided in Section 3.3 hereof, which Purchase Price shall be remitted by Buyer to Seller in the following manner:

(a) $530,000 in cash (the “Cash Payment”) to Seller on the Closing Date, $439,637.50 of which shall be paid by check or by wire transfer of immediately available funds to an account of Seller as designated in writing by Seller to Buyer not more than three (3) Business Days prior to the Closing Date and $90,362.50 of which shall be paid by wire transfer to Wells Fargo Bank Texas, N.A. for the payment and release of the security interests on the Assets held by Wells Fargo Bank Texas, N.A., which release shall be filed of record no later than three (3) Business Days following the Closing Date;

(b) $70,000 in cash (the “Shareholder Noncompetition Payment”) to Seller on the Closing Date, constituting the consideration payable to Shareholder under the Noncompetition and Nonsolicitation Agreement to which Shareholder is a party which shall be paid by check or by wire transfer of immediately available funds to an account of Seller as designated in writing by Seller to Buyer not more than three (3) Business Days prior to the Closing Date;

(c) $50,000 in cash, subject to adjustment pursuant to Section 3.4 hereof, to be delivered at the time specified in Section 3.4 (the “Cash Holdback”); and

(d) 640,000 shares of common stock of Buyer to Seller on February 15, 2005, subject to the provisions in Article IV and subject to adjustment pursuant to Section 3.3 (the “TLL Shares “), which TLL Shares Buyer and Seller agree have an aggregate value of $640,000.

3.2 Price Allocation.

(a) Seller and Buyer agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Seller and Buyer mutually agree that, within ninety (90) days following the Closing Date, an independent appraiser selected by Buyer shall appraise the Assets purchased hereunder. Seller and Buyer mutually agree that the purchase price shall be allocated as follows (the “Price Allocation”):

(i)	The aggregate appraised value of the Assets as determined by the appraiser shall be allocated to assets;

(ii)	$70,000 to the Noncompetition and Nonsolicitation Agreement to be executed by Shareholder; and

(iii)	the remainder of the purchase price shall be allocated to goodwill.

Seller and Buyer agree to use their reasonable best efforts to reflect the Price Allocation on the Form 8594 jointly completed and separately filed with their respective income tax returns for the tax year in which the Closing occurs. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, and that they will not take any position inconsistent therewith.

3.3 Purchase Price Adjustment.

(a) Buyer shall have a period of six (6) months following the Closing Date to determine whether the statements of Accounts Payable and Accounts Receivable provided to Buyer as of the date hereof accurately reflect the Accounts Payable and Accounts Receivable of the Business as of the Closing Date. If any discrepancy exists, Buyer shall prepare and deliver to Seller a statement detailing the amount by which the Accounts Receivable listed on Schedule 2.1(x) less the Accounts Payable listed on Schedule 2.3(b), exceeds the Accounts Receivable as of the Closing Date less the Accounts Payable as of the Closing Date, (such excess amount being hereinafter referred to as the “True-up Amount”). Buyer shall additionally prepare and deliver to Seller, together with the statement of the True-up Amount, a statement of charges, expenses and losses incurred by Buyer as a result of (i) the breach by Seller or Shareholder of any representation or warranty hereunder, (ii) repair costs with respect to any Assets due to conditions existing on the Closing Date, (iii) the existence of any prepaid amounts by customers or other parties or (iv) the failure by Seller to pay any amounts when due in the ordinary course of business consistent with past practices (the aggregate of all such charges, reasonable expenses and losses, together with the True-up Amount, is hereinafter referred to as the “Adjustment Amount”). If and only if the Adjustment Amount exceeds $5,000, the number of TLL Shares to be delivered to Seller on February 15, 2005 in accordance with Section 3.1 above shall be reduced by a number of TLL Shares determined by dividing the Adjustment Amount by 100; provided, however, that in no event shall the number of TLL Shares be reduced to less than 540,000.

(b) Seller shall have a period of fifteen (15) days from receipt of Buyer’s calculation of the Adjustment Amount to challenge such calculation in writing. If Seller fails to challenge such calculation within such fifteen (15) day period, the calculation shall be final and binding on Seller and Buyer. If Seller challenges such calculation, and Seller and Buyer cannot agree on the Adjustment Amount, the Adjustment Amount shall be determined by BDO Seidman, such determination to be final and binding on Seller and Buyer. The purchase price adjustment in this Section 3.3 is limited to 100,000 of the TLL Shares and and in no event shall this purchase price adjustment be applied against any cash payments made hereunder or against the remainder of the TLL Shares.

3.4 Cash Holdback. Buyer shall retain the Cash Holdback until such time as the Permits identified on Schedule 5.10 are renewed or replaced to the reasonable satisfaction of Buyer; provided that such time shall be no later than one (1) year from the Closing Date. Buyer shall be entitled to offset against the Cash Holdback the amount of all reasonable fees, expenses

(including reasonable attorney’s fees) and other out-of-pocket expenses incurred by Buyer in connection with Buyer’s efforts to renew or replace such Permits. On the later to occur of (a) thirty (30) days following the date that the Permits identified on Schedules 5.10 are renewed or replaced to Buyer’s satisfaction or (b) the first (1st) anniversary of the Closing Date, Buyer shall deliver to Seller (i) a statement of the fees, expenses (including attorney’s fees) and other out-of-pocket expenses incurred by Buyer as described above and (ii) cash in the amount of the Cash Holdback less the total amount of the fees, expenses and other out-of-pocket expenses identified in such statement.

ARTICLE IV

TLL SHARES

4.1 Delivery of TLL Shares. (a) In accordance with Section 3.1(d) above, Buyer shall deliver to Seller the TLL Shares on February 15, 2005, less any amount deducted from such TLL Shares in accordance with Section 3.3. Such TLL Shares shall not have been registered under the Securities Act of 1933 and shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS (“ACTS”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

4.2 Registration Rights. On the Closing Date, Buyer and Seller shall execute and deliver a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) covering the TLL Shares.

4.3 Put Option.

(a) Seller shall have the option, by giving written notice to Buyer within fifteen (15) days following the end of any of Buyer’s fiscal quarters ending February 28, 2005, May 31, 2005, August 31, 2005 or November 30, 2005, to sell to Buyer 25% of the TLL Shares then held by Seller for the price of $1.05 per share, and upon Seller’s exercise of such option, Buyer shall be obligated to buy such TLL Shares.

(b) Seller shall have the option, by giving written notice to Buyer within fifteen (15) days following the end of any of Buyer’s fiscal quarters ending February 28, 2006, May 31, 2006, August 31, 2006 or November 30, 2006, to sell to Buyer 25% of the TLL Shares then held by Seller for the price of $1.10 per share, and upon Seller’s exercise of such option, Buyer shall be obligated to buy such TLL Shares.

(c) Seller shall have the option, by giving written notice to Buyer within fifteen (15) days following the end of any of Buyer’s fiscal quarters ending February 28, 2007,

May 31, 2007, August 31, 2007 or November 30, 2007, to sell to Buyer 25% of the TLL Shares then held by Seller for the price of $1.15 per share, and upon Seller’s exercise of such option, Buyer shall be obligated to buy such TLL Shares.

(d) In the event that Seller holds a number of TLL Shares less than or equal to 100,000 at any time when Seller is entitled to exercise its put options under this Section 4.3, Seller shall (notwithstanding any percentage limitations in paragraphs (a), (b) or (c) of this section) be entitled at such time to sell to Buyer the entire remaining portion of such TLL Shares for the price applicable to such time period.

(e) In no event shall Buyer be required to purchase or redeem any TLL Shares under this Section 4.3 if such purchase or redemption would violate, constitute a default under, constitute an impairment of capital under, or cause the acceleration of indebtedness of the Buyer under (A) the certificate of incorporation or bylaws of Buyer, (B) any provision of the General Corporation Law of the State of Delaware, (C) the Securities Act or any other state or federal securities laws, (D) the rules and regulations of AMEX or any other securities exchange on which Buyer’s shares are traded or (E) any other agreement or commitment to which Buyer is a party or under which any of its assets are bound.

(f) Notwithstanding the foregoing, Seller (i) shall have no right to exercise its put options pursuant to this Section 4.3 during any fiscal quarter of Buyer in which Seller has disposed of any of the TLL Shares in the public market for Buyer’s securities and (ii) shall not dispose of any of the TLL Shares in the public market for Buyer’s securities during any fiscal quarter of Buyer in which Seller has sold any TLL Shares to Buyer pursuant to this Section 4.3.

4.4 Call Option.

(a) Buyer shall have the option, by giving written notice to Seller within fifteen (15) days following the end of any of Buyer’s fiscal quarters ending February 28, 2005, May 31, 2005, August 31, 2005 or November 30, 2005, to purchase from Seller all or any portion of the TLL Shares then held by Seller for the price of $1.05 per share, and upon Buyer’s exercise of such option, Seller shall be obligated to sell such TLL Shares.

(b) Buyer shall have the option, by giving written notice to Seller within fifteen (15) days following the end of any of Buyer’s fiscal quarters ending February 28, 2006, May 31, 2006, August 31, 2006 or November 30, 2006, to purchase from Seller all or any portion of the TLL Shares then held by Seller for the price of $1.10 per share, and upon Buyer’s exercise of such option, Seller shall be obligated to sell such TLL Shares.

(c) Buyer shall have the option, by giving written notice to Seller within fifteen (15) days following the end of any of Buyer’s fiscal quarters ending February 28, 2007, May 31, 2007, August 31, 2007 or November 30, 2007, to purchase from Seller all or any portion of the TLL Shares then held by Seller for the price of $1.15 per share, and upon Buyer’s exercise of such option, Seller shall be obligated to sell such TLL Shares.

(d) Nothing in this Section 4.4 shall be deemed to prohibit Seller from selling, assigning or transferring all or any portion of the TLL Shares held by Seller. At such time as the TLL Shares become registered under the applicable federal and state securities laws, Seller shall not be restricted from selling, assigning or transferring all or any portion of the TLL Shares to a third party; provided, however, that Seller may not so sell, assign or transfer any TLL Shares at any time following Buyer’s exercise of its call option under this Section 4.4 but prior to the consummation of the sale pursuant to such exercise.

4.5 Closing of Put/Call Sales. In each event in which Seller exercises its put option under Section 4.3 above, and in each event in which Buyer exercises its call option under Section 4.4 above, the notice of such exercise shall specify a closing date with respect to the exercise of such option, which closing date shall not be sooner than ten (10) business days from the date of such notice nor later than sixty (60) days from the date of such notice.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder hereby represent and warrant to Buyer as follows:

5.1 Existence and Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Texas. Seller has the power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Seller is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Seller or the nature of the businesses conducted by Seller make such qualification necessary.

5.2 Authorization and Validity of Agreement. Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the board of directors of Seller and, if so required, the sole shareholder of Seller, and no other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and represents the valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.3 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the articles of incorporation or bylaws of Seller; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Authority applicable to Seller or by which any of its properties or assets may be bound; (c) require any filing by Seller with, or require Seller to obtain any Permit of, or require Seller to give any notice to, any Governmental Authority other than as set forth on Schedule 5.3; or (d) other than as set forth on Schedule 5.3, result in a violation or breach by Seller of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller, or give rise to any right of termination, cancellation, payment or acceleration, under or result in the creation of any Encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, Permit, Contract, Lease or other instrument or obligation to which Seller is a party, or by which it or any of the Assets may be bound.

5.4 Receivables. Schedule 2.1(t) lists all Accounts Receivable of Seller with respect to the Business as of the date hereof. Schedule 2.1(t) specifically indicates all such Accounts Receivable from any Affiliate of Seller. All such Accounts Receivable are, and all Accounts Receivable at the Closing Date will be, (i) bona fide claims against debtors for sales, services performed or other charges, (ii) to the best knowledge of Seller, subject to no defenses, set-offs or counterclaims and (iii) collectible subject to Seller’s normal reserve for bad debts as reflected in the Unaudited Financial Statements.

5.5 Payables. Schedules 2.3(b) lists all Accounts Payable of Seller with respect to the Business as of the date hereof. Such schedule of Accounts Payable is of the date hereof, and shall be as of the Closing Date, true, complete and correct in all respects. Seller is, and of the Closing Date shall be, current in payment with respect to all such Accounts Payable.

5.6 Warranty Claims. Except as set forth on Schedule 5.6 attached hereto, as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by Seller pending or, to the best knowledge of Seller, threatened.

5.7 Title to Properties; Encumbrances; Condition and Sufficiency of Assets. Except as set forth on Schedule 5.7 Seller owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of the Assets, in each case subject to no Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 5.7, each Asset is in good operating condition and repair, subject to ordinary wear and tear and has been properly maintained in accordance with the manufacturers’ specifications, and each Asset is in compliance with all applicable federal and state laws and regulations. The Assets consist of all of the assets used or useful in connection with the Business and no other assets other than the Assets are required to operate the Business as presently conducted, including but not limited to the operation and maintenance of Seller’s 450 MHz system. The Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of Seller.

5.8 Real Property Leases. Schedule 2.1(f) contains an accurate and complete list of all Leases to which Seller is a party (as lessee or lessor) and which are associated with the Business. Each real property lease set forth on Schedule 2.1(f) is, to the best knowledge of Seller, in full force and effect; there is no existing default under any of such Leases on the part of Seller or, to the best of Seller’s knowledge, any other party thereto.

5.9 Contracts and Commitments. Schedule 5.9 contains an accurate and complete list of all Contracts to which Seller is a party and which are to be included in the Assets. Each

Contract set forth on Schedule 5.9 is in full force and effect; there is no existing default under any of such Contracts on the part of Seller, or, to the best of Seller’s knowledge, any other party thereto. Except as set forth on Schedule 5.9:

(a) Seller is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any Encumbrance on any of the Assets;

(b) There are no bonus, pension, profit sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of Seller;

(c) Seller does not have nor is Seller currently negotiating any collective bargaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;

(d) Seller is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to the Business and/or the Assets;

(e) Seller is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of Seller in amounts inconsistent with those incurred by Seller in the ordinary course of business in accordance with Seller’s prior operation of the Business, (ii) Lease under which personal property is leased to or from Seller in connection with the Business, (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of the Business conducted in the ordinary course, consistent with the historical operation of the Business, (iv) other contract or agreement which involves an obligation on the part of Seller, either individually or in the aggregate, in excess of amounts previously incurred by Seller in the ordinary course of business or, (v) contract not made in the ordinary course of business;

(f) Seller is not party to any Contract limiting the freedom of Seller or any of its employees to engage in any line of business or to compete with any Person, and to the knowledge of Seller, no employee of Seller is subject to any such restrictions;

(g) Seller is not a party to any Contract in connection with the Business which involves aggregate expenditures of $5,000 or more and is not cancelable without penalty within thirty (30) days, except for those yellow page agreements and telephone service contracts specifically identified as “Contracts above $5,000” on Schedule 5.9;

(h) There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of Seller with respect to the Business or the Assets except for its respective officers and other management personnel regularly performing their business functions; and

(i) Seller is current with respect to all payments due under the Contracts.

Except as specifically identified on Schedule 5.9, Seller has no knowledge that any Contract, Lease, or other obligation to which Seller is a party, individually or in the aggregate: (i) will result in a material loss to the Buyer after the Closing Date; (ii) cannot readily be performed or fulfilled on time without undue or unusual expenditure of money or effort by the Buyer after the Closing Date, or (iii) is not in full force and effect and there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. A true copy of each written Contract and Lease as well as all other documents evidencing any commitment of Seller required to be set forth on any Schedule hereto has been or will be delivered to Buyer by Seller no later than five (5) days after execution of this Agreement. Also set forth on Schedule 5.9 is a list of all proposals, except proposals made by Seller’s sales people in the ordinary course of business, submitted by Seller to any third party that, if accepted by such third party, would require disclosure on Schedule 5.9.

5.10 Permits.

(a) All Permits required in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted are listed on Schedule 2.1(j). To the best knowledge of Seller, the Permits issued to Seller by the Commission can be transferred to Buyer or a subsidiary corporation of Buyer as part of the consummation of the transactions contemplated by this Agreement. No event has occurred or fact exists with respect to the Permits which allows or, after notice or lapse of time or both would permit, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits or which might limit the operation of Seller’s Business as it is now conducted. Seller has performed all of its respective obligations under such Permits. The Commission’s action granting the Permits, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled, or suspended, and there is not pending or, to the knowledge of Seller, threatened, any application, petition, objection, or other pleading with the Commission or other governmental entity which challenges or questions the validity of or any rights of the holder under any Permit.

(b) Except as set forth on Schedule 5.10, all Permits are in full force and effect and the facilities associated with such Permits have been constructed within the time frame provided by the rules and regulations promulgated by the Commission pursuant to the Act (the “Rules and Regulations”) and where required, Seller has filed appropriate construction notifications with the Commission.

5.11 Litigation. Except as set forth on Schedule 5.11, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any Governmental Authority, pending, or, to the best knowledge of Seller, threatened, against or affecting the properties or rights of Seller, and Seller does not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Seller, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Without exception as to materiality or otherwise, Schedule 5.11 lists all claims, if any, filed with the Commission with respect to Seller and/or the operation of the Business since October 15, 1993. A decision adverse to Seller with respect to any of the matters listed on Schedule 5.11, or with respect to all or any combination thereof, would not result in a Material Adverse Effect with respect to Seller.

5.12 Taxes.

(a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date (the “Pre-Closing Period”), which are required to be filed by or with respect to Seller (collectively, the “Returns”) have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects.

(b) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any Pre-Closing Period and Seller has not been requested to enter into any such agreement or waiver.

(c) All Taxes relating to Seller which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(d) Seller is not now nor has it ever been a party to any Tax allocation or sharing agreement that could result in any liability to Buyer.

5.13 Insurance. In the judgment of Seller, Seller’s insurance policies covering the Business, with respect to their amounts and types of coverage, are adequate to insure against risks to which Seller and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

5.14 Intellectual Property. Schedule 2.1(u) sets forth all Intellectual Property owned by Seller. The operation of the Business requires no rights to any Intellectual Property other than rights under the Intellectual Property listed on Schedule 2.1(u) and rights granted to Seller pursuant to agreements listed on Schedule 2.1(u). No litigation is pending or, to the best knowledge of Seller, threatened wherein Seller is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

5.15 Compliance with Laws. Seller is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to the Business.

5.16 Employment Relations. Seller is not engaged in any unfair labor practice and to its knowledge has a good relationship with its employees.

5.17 Environmental Laws and Regulations. Except as set forth on Schedule 5.17,

(a) Seller or its authorized agents or independent contractors (including suppliers) have not generated on, used on, treated or stored on, transported to or from or arranged for transportation to or from, the real property owned or leased by Seller or any property adjoining such real property any Hazardous Materials,

(b) Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, “Releases”) by Seller, its authorized agents or independent contractors (including suppliers) on such real property or by Seller or its agents on any other property,

(c) Seller is and has been in compliance with all applicable Environmental Laws, possesses all Permits required thereunder and is in compliance with all Permits issued thereunder with respect to such real property and to Seller’s operations conducted thereon,

(d) there are no pending or, to the best knowledge of Seller, threatened Environmental Claims against Seller with respect to such real property,

(e) there are no facts or present or past circumstances, conditions or occurrences on such real property known to Seller that reasonably could be anticipated (i) to form the basis of an Environmental Claim against Seller or any owner, operator or lessee of such real property, or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy use or transferability of such real property under any Environmental Law,

(f) there are not now and to the best knowledge of Seller, there never have been any underground storage tanks located on such real property, and

(g) Seller has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials.

5.18 Customers. Schedule 2.1(j) contains a true, complete and correct list of all customers of the Business. To the knowledge of Seller and Shareholder, each of the customers identified on such schedule (each of which are on a month-to-month basis) are content and intend to continue their relationship with the Business following the Closing Date. Neither Seller nor Shareholder have any reason to believe that any of such customers intend to cancel their relationship with the Business following the Closing Date.

5.19 Solvency. Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

(a) the present fair salable value of the assets of Seller (on a going concern basis) will exceed the liability of Seller for its debts (including its contingent obligations);

(b) Seller has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature

(taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

(c) Seller will have sufficient capital with which to conduct its business, and the property of Seller does not constitute unreasonably small capital with which to conduct its business.

For purposes of this Section 5.19, “debt” means any liability or a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

5.20 Disclosure. No representation or warranty by Seller contained in this Agreement, nor any statement or certificate furnished or to be furnished by Seller to Buyer or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Business with adequate information as to Seller and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and Seller has disclosed to Buyer in writing all material adverse facts known to Seller relating to the same. The representations and warranties contained in this Article IV or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

5.21 Government Contracts. Except as set forth on Schedule 5.21, Seller does not:

(a) have any Contracts with any agency of the Government of the United States involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982; or

(b) have any products or services (including research and development) with respect to which Seller (i) is a supplier, directly or indirectly, to any of the military services of the United States or the Department of Defense, other than the United States Coast Guard, except the supply to individuals of such military in their individual capacity, or (ii) has technology which has or could have military applications.

5.22 Undisclosed Liabilities. The Seller has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which are material to the Business or the Assets taken as a whole, except (i) liabilities or obligations disclosed on Schedule 5.22 and in the other Schedules hereto and (ii) liabilities or obligations disclosed in this Agreement.

5.23 Restrictions on Business Activities. Except for this Agreement or as set forth in Schedule 5.23, to the knowledge of Seller and Shareholder, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Business, acquisition of property by Seller for the Business, or the conduct of business as currently conducted or as proposed to be conducted by the Business.

5.24 Copies of Documents. Seller has made available for inspection and copying by Buyer and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto. The Books and Records to be delivered at Closing are true, complete and correct.

5.25 No Subsidiaries. Seller has no subsidiaries.

5.26 Broker’s or Finder’s Fees. Other than Glen Binion, who is to receive only such consideration as is identified in the Binion Purchase Agreement, no Person acting on behalf of Seller is, or will be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby.

5.27 Investment Representation.

(a) Seller acknowledges that the TLL Shares constitute securities under the Securities Act of 1933, as amended, and the applicable state securities laws and that Buyer is relying on Seller’s representations contained in this Section 5.27 in effecting the issuance of the TLL Shares. Seller further acknowledges that the TLL Shares are being issued to Seller under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the representations and warranties of Seller contained in this Agreement and the restrictions on transfer provided for herein.

(b) Seller is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of its acquisition of the TLL Shares.

(c) Seller has had access to and an opportunity to inspect all relevant information relating to Buyer, including Buyer’s public filings, sufficient to enable Seller to evaluate the merits and risks of its acquisition of the TLL Shares. Seller hereby acknowledges that it has been given reasonable opportunity to meet with officers of the Buyer for the purpose of asking questions of such officers concerning the business and operations of the Buyer and all such questions have been answered to its satisfaction. Seller has also been given an opportunity to obtain any additional relevant information to the extent reasonably available to Buyer.

(d) Seller has (i) the financial ability to bear the economic risk of its investment in the TLL Shares, including a possible loss of the entire amount of such investment, (ii) adequate means for providing for its current and future needs and contingencies notwithstanding (1) its investment in the TLL Shares, (2) the unavailability of any tax, financial or other benefits from its investment in or ownership of the TLL Shares or (3) the complete loss of its entire investment in the TLL Shares and (iii) no need for liquidity with respect to its investment in the TLL Shares.

(e) Seller has been informed and understands that: (i) the TLL Shares have not been registered under the Securities Act of 1933 or under applicable state securities laws and may only be sold, encumbered or otherwise transferred by Seller in a transaction that complies with applicable federal and state securities laws and (ii) with the exception of Buyer’s obligations under the Registration Rights Agreement, Buyer will not be under any obligation to assist Seller in obtaining an exemption from registration under applicable federal and state securities laws in the event of any proposed re-sale or other transfer by Seller of any of the TLL Shares.

(f) The TLL Shares are being acquired for investment for Seller’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling or otherwise distributing the same. Seller understands that the TLL Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Seller understands that it cannot make any disposition of all or any portion of the TLL Shares unless there is then in effect a registration statement under the Securities Act covering such proposed distribution and such distribution is made in accord with such registration statement, or Seller shall have notified the Buyer of the proposed disposition, shall have furnished the Buyer with the statement of the circumstances surrounding the proposed disposition, and shall have furnished the Buyer with an opinion of counsel, reasonably satisfactory to the Buyer, that such disposition will not require registration of such TLL Shares under the Securities Act. Seller understands that the certificates for the TLL Shares shall bear appropriate restrictive legends.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1 Existence and Good Standing of Buyer; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required corporate governance action of Buyer. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

6.2 No Violations. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (a) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Buyer; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Authority applicable to Buyer or by which any of its properties or assets may be bound; (c) require any filing by Buyer with, or require Buyer to obtain any permit, consent or approval of, or require Buyer to give any notice to, any Governmental Authority or any third party other than the Commission; or (d) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, permit, contract, lease or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound.

6.3 Broker’s or Finder’s Fees. No Person acting on behalf of Buyer is, or will be, entitled to any fee, commission or broker’s or finder’s fee in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement to sell, or cause to be sold, the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of all of the following conditions:

7.1 Truth of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect.

7.2 Performance of Agreements. Each and all of the agreements and covenants of Buyer to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

7.3 No Litigation Threatened. No action or proceedings shall have been instituted before any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, and Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect to the best knowledge of such officer.

7.4 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement to purchase the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

8.1 Truth of Representations and Warranties. The representations and warranties of Seller and Shareholder contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Seller shall have delivered to Buyer on the Closing Date a certificate of an authorized representative of Seller, dated the Closing Date, to such effect.

8.2 Performance of Agreements. Each and all of the agreements and covenants of Seller and Shareholder to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Seller shall have delivered to Buyer a certificate of an authorized representative of Seller, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

8.3 No Litigation Threatened. No action or proceedings shall have been instituted before any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, and Seller shall have delivered to Buyer a certificate of an authorized representative of Seller, dated the Closing Date, to such effect to the best knowledge of such officer.

8.4 Consents. Each of the consents referred to on Schedule 5.3 attached hereto shall have been obtained.

8.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

8.6 Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the board of directors of the Buyer.

8.7 Binion Agreements. Binion shall execute and deliver to the Buyer the Binion Purchase Agreement and the noncompetition and nonsolicitation agreement attached thereto as “Exhibit A.”

ARTICLE IX

COVENANTS OF SELLER AND SHAREHOLDER

Seller and Shareholder hereby covenant and agree with Buyer as follows:

9.1 Cooperation by Seller and Shareholder. Seller and Shareholder shall use their reasonable best efforts to cooperate with Buyer to secure all necessary consents, approvals (including FCC Approvals), authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and Seller shall otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Seller further agrees to deliver to Buyer prompt written notice of any event or condition known to or discovered by Seller, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect. In addition, Seller and Shareholder shall cooperate with Buyer and shall use their reasonable best efforts to assist Buyer in obtaining the proper renewal or replacement of the Permits identified on Schedule 5.10.

9.2 Notice of Breaches. Seller shall deliver to Buyer prompt written notice of any event or condition actually known to or discovered by Seller, which, if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect. Upon the discovery and subsequent notice of such an event or condition, Buyer and Seller shall be entitled to the rights and remedies set forth in Section 12.1.

9.3 Conduct of Business. Except as Buyer may otherwise consent to in writing, between the date hereof and the Closing Date, Seller and Shareholder shall, (a) conduct the Business only in the ordinary course, (b) use their reasonable efforts to keep available the services of its employees and maintain its current relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (c) maintain, consistent with past practice and good business judgment, all of the Assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of the Assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

9.4 Noncompetition and Nonsolicitation Agreement. At the Closing, Seller and Shareholder shall deliver or cause to be delivered the Noncompetition and Nonsolicitation Agreement.

9.5 Provisional Agreements. At the Closing, Seller shall:

(a) enter into the Radio Equipment Lease Agreement attached hereto as Exhibit C (the “Provisional Lease Agreement”);

(b) enter into the Management Agreement attached hereto as Exhibit D (the “Provisional Management Agreement”); and

(c) enter into the Reseller Agreement attached hereto as Exhibit E (the “Provisional Reseller Agreement”).

9.6 Negative Covenants of Seller. From and after the date hereof and through the Closing Date and except with the specific prior written consent of Buyer, Seller and Shareholder covenant and agree as follows:

(a) Seller shall not sell, transfer or dispose of any of the Assets other than in the ordinary course of business; provided, however, that any sale, transfer or disposition of any Assets in the ordinary course of business shall not exceed Assets valued at more than $5,000 in the aggregate;

(b) Seller shall not grant an Encumbrance (except a Permitted Encumbrance) on any of the Assets or allow any such Encumbrance (except a Permitted Encumbrance) to occur or to be created;

(c) Except in the ordinary course of business, Seller shall not acquire any tangible properties or assets relating to the Business;

(d) Seller shall not enter into any employment and/or any independent contractor agreements relating to services to be rendered in connection with the Business or any of the Assets except in the ordinary course of business;

(e) Except in the ordinary course of business, Seller shall not amend, modify or terminate, without the prior written consent of Buyer, any of the Contracts, Leases or other agreements, if any, to be assumed by Buyer hereunder;

(f) Seller shall not incur any indebtedness for which any of the Assets are, or may be, subject to any Encumbrance or claim, either express or implied;

(g) Seller shall not enter into any undertaking to furnish services for any consideration other than money with respect to the operation of the Assets;

(h) Seller shall not forgive, discharge or write off any debts or receivables owing to Seller in connection with the Business, including but not limited to those Accounts Receivable listed on Schedule 2.1(t);

(i) Seller shall not incur any Accounts Payable except in the ordinary course of Business, consistent with the historical operation of the Business; and

(j) Seller shall pay all Accounts Payable when due, in accordance with the ordinary course of the Business.

9.7 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Buyer, concerning any sale of the Assets or any material part thereof or a similar transaction involving Seller.

9.8 Review of the Assets. Seller agrees that Buyer may, prior to the Closing Date, through its representatives, review (a) the Assets, (b) the complete working papers of Seller’s certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Seller and otherwise review the financial and legal condition of Seller as Buyer deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Seller hereunder or the remedies of Buyer for breaches of those representations and warranties. Buyer may also, prior to the Closing Date, through its representatives, inspect any or all of Seller’s towers and other transmitting facilities. Such review and inspection shall occur only during normal business hours upon reasonable notice by Buyer. Seller shall permit Buyer and its representatives to have, after the execution of this Agreement, full access to employees of Seller who can furnish Buyer with financial and operating data and other information with respect to the Business as Buyer shall from time to time reasonably request.

9.9 Governmental Filings. It is expressly acknowledged and agreed that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) Business Days from the date hereof, Buyer and Seller shall file any forms required by the Commission to transfer the Assets. Seller agrees that it will cooperate with Buyer in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Seller shall deliver to Buyer and its counsel drafts of such filings by Seller and all other materials to be submitted sufficiently in advance of any such submission so that Buyer and its counsel may review and comment upon such filings and other materials. It is further agreed that (a) as soon as reasonably practicable, but in no event more than fifteen (15) Business Days after the Closing Date, Buyer and Seller shall file any forms required by the Commission to transfer the Subsequent Permits; provided that notwithstanding the provisions of Section 11.1, Buyer and Seller shall undertake the Closing prior to the grant of the FCC Approvals of the assignment of the Subsequent Permits, and (b) as soon as reasonably practicable, but in no event more than fifteen (15) Business Days after the Closing Date, Buyer and Seller shall amend any Pending Applications to replace Seller with Buyer as the proposed licensee.

9.10 Use of Name. Seller hereby agrees that, after the Closing Date, Seller shall discontinue all use of the name “Delta Communications and Electronics,” “Delta Communications,” any derivatives thereof, and any other trade or assumed names used by Seller in the Business prior to the Closing Date, alone or in any combination of words for any purpose whatsoever, excluding, however, Seller’s corporate name “DCAE, Inc.” and the names “Delta Wireless” and “Delta Wireless Solutions.”

9.11 Further Assurances. At any time or from time to time after the Closing Date, Seller shall, at the reasonable request of Buyer and at Buyer’s expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

9.12 Bank Account; Customer Payments. No later than three (3) Business Days following the Closing Date, Seller shall change the name on Seller’s bank account to “DCAE, Inc.”, “DCAE, Inc. d/b/a Delta Wireless” or “ DCAE, Inc. d/b/a Delta Wireless Solutions.” Seller shall forward to Buyer any checks or other payments received by Seller that are associated with the Accounts Receivable purchased hereunder, including the applicable portion of any payments on joint accounts. Seller shall provide Buyer with bank statements any additional information reasonably requested by Buyer for Buyer to assure Seller’s compliance with this section.

ARTICLE X

COVENANTS OF BUYER

Buyer hereby covenants and agrees with Seller as follows:

10.1 Cooperation by Buyer. Buyer will use its reasonable best efforts, and will cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Buyer to effect the transactions contemplated on its part hereby, and Buyer will otherwise use its reasonable best efforts to cause and consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

10.2 Books and Records; Personnel. At all times after the Closing Date, Buyer shall allow Seller and any agents of Seller, upon reasonable advance notice to Buyer, access to all Books and Records of Seller which are transferred to Buyer in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with any Governmental Authorities, during normal working hours at the location where such Books and Records are maintained, and Seller shall have the right, at Seller’s sole cost, to make copies of any such Books and Records. Buyer agrees to maintain all Books and Records acquired from Seller for a period of six years from the Closing Date unless such Books and Records are transferred and delivered to Seller within such six (6) year period.

10.3 Provisional Agreements. At the Closing, Buyer shall:

(a) enter into the Provisional Lease Agreement;

(b) enter into the Provisional Management Agreement; and

(c) enter into the Provisional Reseller Agreement.

10.4 Further Assurances. At any time or from time to time after the Closing Date, Buyer shall, at the request of Seller and at Seller’s expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

10.5 Governmental Filings. It is expressly acknowledged and agreed that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) Business Days from the date hereof, Buyer and Seller shall file any forms required by the Commission to authorize the transfer of the Assets. Buyer agrees that it will cooperate with Seller in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Buyer shall deliver to Seller and its counsel drafts of such filings by Buyer and all other materials to be submitted sufficiently in advance of any such submission so that Seller and its counsel may review and comment upon such filings and other materials. In the event that the FCC has issued a registration for the 450 MHz Tower, subsequent to the Closing Date, Buyer shall make the appropriate filing with the Commission in order to notify the Commission that the ownership of the 450 MHz Tower has been transferred to Buyer.

10.6 Yellow Page Advertisements. Buyer hereby agrees to reimburse Seller 50% of the fee for the current yellow page advertisement identified in the “Contracts above $5,000” section of Schedule 5.9. Seller shall notify Buyer of Seller’s receipt of an invoice with respect to such advertisement and Buyer shall pay to Seller within fifteen (15) days following such notice, an amount equal to 50% of the invoice amount.

ARTICLE XI

THE CLOSING

11.1 Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m. at the offices of Bird & Shaw, P.C., located at 4114 McMillan Ave., Dallas, Texas 75206, on or before January 29, 2004, or at such other time, at such other place or on such other date as the parties hereto may mutually agree. The date on which the Closing occurs is herein referred to as the “Closing Date,” and the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

11.2 Seller’s Obligations. At the Closing, Seller shall deliver to Buyer, against delivery of the items specified in Section 11.3:

(a) bills of sale, assumptions and other instruments of transfer, assignment and conveyance in form and substance reasonably satisfactory to Buyer sufficient to (i) transfer to and effectively vest in Buyer all right, title and interest in the Assets together with possession of the Assets free and clear of all Encumbrances except Permitted Encumbrances, and (ii) at Buyer’s option, transfer to and effective with Teletouch Licenses, Inc. or any other wholly-owned subsidiary of Buyer, identified by Buyer no later than five (5) days prior to the Closing Date, all rights, title and interest in and to the Permits;

(b) certified copies of the Articles of Incorporation, Bylaws and Good Standing and Existence Certificates of Seller;

(c) the Registration Rights Agreement;

(d) the Noncompetition and Nonsolicitation Agreement;

(e) the Provisional Lease Agreement;

(f) the Provisional Management Agreement;

(g) the Provisional Reseller Agreement;

(h) all Books and Records which are to be furnished to Buyer hereunder, including all Contracts and Leases of Seller;

(i) the certifications required by Sections 8.1, 8.2 and 8.3 which may be contained in one certificate;

(j) the consents to assignment of the Contracts and Leases as required by Section 8.4;

(k) Intentionally deleted.

(l) a blanket letter to Seller’s lessors with respect to the Communications Sites, notifying such lessors of the assignment of the Leases of such Communications Sites pursuant to this Agreement;

(m) a joint letter to the customers of the Business notifying such customers of the purchase of the Business by Buyer;

(n) letters to Kenwood, Motorola and Vertex consenting to the transfer of the respective dealerships to Buyer; and

(o) such other instruments, documents and certificates in form and substance reasonably satisfactory to Buyer, as Buyer shall have reasonably required.

11.3 Buyer’s Obligations. At the Closing, Buyer shall deliver to Seller, against delivery of the items specified in Section 11.2:

(a) a wire transfer for the total of the Cash Payment and the Shareholder Noncompetition Payment;

(b) the Provisional Lease Agreement;

(c) the Provisional Management Agreement;

(d) the Provisional Reseller Agreement;

(e) the Registration Rights Agreement;

(f) the certifications required by Sections 7.1, 7.2 and 7.3, which may be contained in one certificate.

11.4 Transfer of Permits.

(a) Governmental Approvals. With respect to Seller’s licenses issued by the Commission with a Commercial Mobile Radio Service (“CMRS”) regulatory status or a Private Mobile Radio Service (“PMRS”) regulatory status if licensed for spectrum above 470 MHz, such licenses shall not be transferred until all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, all necessary approvals of the Commission (“FCC Approvals”) and until such FCC Approvals shall be final and nonappealable. With respect to Seller’s licenses issued by the Commission with a PMRS regulatory status if licensed for spectrum below 470 MHz, such licenses shall not be transferred until the parties have authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations following the filing of the required applications with the Commission. All Permits requiring such approvals for transfer are hereinafter referred to collectively as the “Regulated Permits.”

(b) Transfer of Regulated Permits. Notwithstanding any provision of this Agreement to the contrary, Seller shall assign all of their respective rights, title and interest in and to the Regulated Permits on the first business day following the date on which the parties receive, as applicable (a) evidence of final and nonappealable FCC Approvals with respect to Seller’s licenses issued by the Commission with a CMRS regulatory status or a PMRS regulatory status for spectrum above 470 MHz or (b) evidence of authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations with respect to Seller’s licenses issued by the Commission with a PMRS regulatory status for spectrum below 470 MHz. Seller shall deliver to Buyer on such date the evidence referenced in this Section 11.4.

11.5 Possession. Simultaneously with the consummation of the transfers contemplated herein, Seller, through its officers, agents and employees, shall put Buyer in full possession and enjoyment of all Assets to be conveyed and transferred by this Agreement.

ARTICLE XII

TERMINATION

12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time on or prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller;

(b) by either party on or after January 30, 2004, if the Closing has not occurred by such date, provided that as of such date neither party is in default or that both parties are in default under this Agreement; or

(c) by Buyer or Seller in writing, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (i) materially fail or have failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein.

12.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for (i) Sections 13.1, 13.2, 13.9, 13.10 and 13.11 and Buyer’s remedies under Article XII hereof. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE XIII

SURVIVAL AND INDEMNIFICATION

13.1 Indemnification of Seller. Buyer shall indemnify and hold Seller and Shareholder (the “Seller Indemnitees”) harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by Seller Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Seller by Buyer pursuant to the terms of this Agreement, or (b) any liability or obligation (other than the Excluded Liabilities or any other liabilities or obligations for which Buyer is being indemnified by Seller hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date, including, but not limited to, Buyer’s failure to perform any of the Assumed Obligations.

13.2 Indemnification of Buyer. Seller and Shareholder shall indemnify and hold Buyer, its officers, directors, shareholders, agents, Affiliates, successors and assigns (the “Buyer Indemnitees”) harmless from and against any and all Damages suffered by Buyer Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Seller or Shareholder under this Agreement or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Buyer by Seller pursuant to the terms of this Agreement, (b) any liability or obligation (other than those for which Seller is being indemnified by Buyer hereunder and other than the Assumed Obligations) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date and (c) the Excluded Liabilities.

13.3 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

13.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party, having used its reasonable best efforts in resolution. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within fifteen (15) days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

13.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. If the indemnifying party has not chosen to contest a Claim, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim at no cost or expense to the indemnified party.

13.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

13.7 Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement subject to offset for any insurance proceeds actually received by the indemnified party, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. The availability of insurance proceeds shall not delay or postpone any indemnification payment required hereunder. If the indemnified party both collects any such insurance proceeds and receives a payment from the indemnifying party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the indemnified party shall promptly refund to the indemnifying party the amount of such excess, if permitted by the applicable insurance policies. Except as otherwise provided in the preceding sentence, the indemnified party’s receipt of any such insurance proceeds shall not eliminate or reduce the obligations of the indemnifying party or the rights of the indemnified party hereunder.

13.8 Survival of Representations and Warranties. The representations and warranties contained in Articles V and VI of this Agreement shall survive until the fifth anniversary date of the Closing Date except for the representations and warranties in Sections 5.2 and 5.7, which shall survive indefinitely, and Sections 5.12 and 5.17, which shall survive until the lapse of the applicable statute of limitations.

13.9 General. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTHING IN THIS CONSPICUOUS NOTICE IS INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Seller or Shareholder, addressed to:

DCAE, Inc.

2162 S. Jupiter Road

Garland, Texas 75041

Attention: Wayne Lott

If to Buyer, addressed to:

Teletouch Communications, Inc.

110 North College Avenue, Suite 200

Tyler, Texas 75702

Attention: J. Kernan Crotty

Telecopy: (903) 595-8865

with a copy prior to Closing to:

Mr. Thomas D. Manford III

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

Telecopy: (713) 221-1212

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

14.2 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

14.3 Arbitration. If any dispute, controversy or claim (referred to collectively as a “Dispute”) of any kind or character arises by or among the Parties which cannot be amicably resolved, then at the written demand of any one Party to the others, the Dispute shall be fully and finally resolved by arbitration in Dallas County, Texas before a single arbitrator mutually acceptable to and selected by the Parties and otherwise in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If no prompt agreement can be reached among the Parties concerning the identity of the arbitrator, then the sole arbitrator shall be selected in accordance with the applicable AAA Rules.

14.4 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

14.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by Seller without the prior written consent of Buyer. Seller hereby specifically consents to the assignment, at the election of Buyer and in connection with the FCC Approvals to be obtained as a condition of Closing, of all Permits of Seller issued by the Commission and subject to assignment and/or transfer from Seller to Buyer pursuant to the Agreement may be transferred and assigned to either Buyer, Teletouch Licenses, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer or any other wholly-owned subsidiary of Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

14.6 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Buyer and Seller shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

14.7 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.8 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

14.9 Sales and Transfer Taxes. Seller shall be responsible for and pay any applicable sales, stamp, transfer, documentary, use, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyer shall be responsible for the payment of any transfer taxes and registrations applicable to the transfer of the Vehicles and the Permits. Seller shall be responsible for a 1/12th fraction, and Buyer shall be responsible for the remaining 11/12ths fraction, of any ad valorem personal property taxes assessed with respect to the Assets during the 2004 calendar year.

14.10 Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

14.11 Publicity. Except as otherwise required by applicable laws or regulations, Seller shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Buyer to the contents and the manner of presentation and publication thereof.

14.12 Confidentiality. Prior to the Closing Date, neither Buyer, Seller nor Shareholder will disclose the terms of this Agreement or the Acquisition to any person other than their respective directors, officers, agents or representatives, except as otherwise provided herein or unless required by law. The Seller may make appropriate disclosures of the general nature of the acquisition to its employees, vendors and customers to protect the goodwill of the Business and to facilitate the Closing. Buyer may disclose pertinent information regarding the acquisition to existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining debt and/or equity financing, and may describe this Agreement and the transactions contemplated hereby in any offering document with respect to securities of the Purchaser, and may include this Agreement as an exhibit thereto.

14.13 Post-Closing Confidentiality. Reference is hereby made to a certain 2-page Confidentiality Agreement dated August 22, 2003, between Seller and Buyer (the “Confidentiality Agreement”). Recognizing that: (i) Seller will continue onward as a Nextel dealer from and after the Closing; (ii) the Nextel business is excluded from the “Business” otherwise being sold and conveyed from Seller to Buyer; (iii) Buyer (or Buyer’s affiliates) are or may be competitors of Nextel; (iv) the foregoing provisions (e.g. the Section 10.6 sharing of the existing Yellow Pages ad and the Schedule 2.1(f) provisions re a transition period prior to establishing two separate offices) may give rise to one or more situations in which Buyer may be exposed to or receive confidential information regarding Nextel’s business and/or Nextel customers, Buyer agrees to keep all such information confidential, to the same extent and in accordance with the same provisions, as if such were original described as Evaluation and/or Derivative Materials under the Confidentiality Agreement.

(Remainder of page intentionally left blank; signature page follows.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

TELETOUCH COMMUNICATIONS, INC.

By:
Name:
Title:

DCAE, INC.

By:
Name:
Title:

Wayne Lott